Exhibit 10.8

Employment Agreement

1. Shiner International, Inc. (the employer henceforth referred to as Party A) requires the employment of Qingtao Xing (the employee henceforth referred to as Party B) as Chief Executive Officer of Shiner International Inc.. Both parties, in the spirit of friendly cooperation, agree to enter into this agreement under the terms, conditions, and provisions specified as follows.

2. The period of service will be from February/03/2010 (day/month/year) to December/31/2012 (day/month/year).

Item 1 Party B’s Duties

a.	Party B serves as CEO of Shiner International, Inc.

b.	Party B must complete the work on time required by Party A.

Item 2 Party A’s Duties

a.	According to the national laws and regulations, Party B’s working time must not be more than 8 hours a day and 40 hours a week.

b.	Pursuant to the national laws and regulations, Party A must provide Party B enough time to arrange vacations.

c.	Party A should provide necessary work conditions and healthy work environment for Party B, insuring Party B works under a comfortable situation.

Item 3 Compensation

a.	According to the national and the provincial compensation policies, Party A shall determine Party B’s compensation and monthly pay in money.

b.	Party A shall implement the minimum salary guarantee system, which means that the employee’s monthly salary must not be lower than the lowest salary level prescribed by the provincial government.

c.	Subject to China’s labor law, related regulations and Party A’s operating condition, Party A can increase or decrease Party B’s compensation, including bonus, allowance and so on.

d.	When Party A requires B to work overtime, it should also arrange the same extra time for Party B to rest, or defray call-back pay.

Item 4 Indemnification and Insurance

Subject to the national and provincial provisions, Party A and Party B shall pay social insurance on time.

Item 5 Party B should abide by the national laws and regulations.

Item 6 Revision, Cancellation, and Termination of the Agreement

According to different conditions, the revision, cancellation, and termination of the Agreement should be pursuant to the national laws and regulations.

Item 7 Economic Compensation

When Party A terminates the Agreement with Party B, Party A should pay Party B for economic compensation in accordance with related regulations.

Item 8 Punishment for Violation of the Agreement

Subject to China’s Labor Law, if any party causes any damage to the other party for violation of the Agreement, it shall provide certain compensation.

Item 9 Labor Dispute Settlement

Both parties shall consult with each other and mediate any disputes which may arise concerning the Agreement. In case all efforts fail, the parties hereto may appeal to the organization of arbitration for labor affairs in the local area.

In Witness whereof the parties hereto have executed this Agreement in two counterparts. Every party has one copy.

Party A:	Party B:

Shiner International Inc.	Qingtao Xing

(Seal)	(Signature)

Date: February 3, 2010